Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cryo-Cell International, Inc. of our report dated February 28, 2024, relating to the financial statements, appearing in the Annual Report on Form 10-K of Cryo-Cell International, Inc. for the year ended November 30, 2023.

/s/ Wipfli LLP

Atlanta, Georgia

November 12, 2024